Exhibit 10.15

ON HOLDING AG

FOUNDERS’ GRANTS PLAN

Approved by the Board of Directors on

August 22, 2021

Zurich, August 22, 2021

/s/ David Allemann	/s/ Caspar Coppetti
David Allemann	Caspar Coppetti
Co-Chairman of the Board of Directors	Co-Chairman of the Board of Directors

The Nomination and Compensation Committee has carefully evaluated the wish of the founders of On Holding AG, Zurich, (the “Company”) to grant all employees of the Company and of its subsidiaries, who are not eligible under one of the current/existing incentive plans, a certain number of free shares in 2021, as a “thank you” for their contribution to a successful initial public offering (the “IPO”) of the registered shares of the Company with a nominal value of CHF 0.10 on the New York Stock Exchange (the “Founders’ Grants”).

The Nomination and Compensation Committee proposes to the board of directors of the Company to approve the Founders’ Grants according to the following terms:

1.	Eligibility for Founders’ Grants

All employees of the Company and of its subsidiaries,

(i)

who are not eligible under one of the Company employees’ participation and incentive plans (“Equity Plan”) at the first trading day (“IPO Date”) and who are in an ongoing employment relationship with the Company or one of its subsidiaries at the IPO Date and have a seniority of at least six months based on the current employment relationship or

(ii)

who have not been part of an Equity Plan in the past for a period of at least six months but may be participating in an Equity Plan as of the IPO Date and who are in an ongoing employment relationship with the Company or one of its subsidiaries at the IPO Date.

2.	Founders’ Grants / Number of Shares

The Founders’ Grants shall consist in a certain number of registered shares of the company with a nominal value of CHF 0.10 (the “Shares”). The number of Shares shall be determined based on the seniority of the entitled employee and shall be calculated as follows:

USD 8,000 for each six months of continued employment during which the employee has not been part of an Equity Plan divided by the Shares’ IPO price whereby only the duration of the current and ongoing employment relationship as of the IPO Date shall considered (e.g. no consideration of earlier but terminated employment relationships) and no pro-ration shall apply.

In countries where Founders’ Grants are not permitted by local law or would require official filings or approval processes, Founders’ Grants may be made in cash instead of Shares.

3.	Date of Grant, Vesting and Settlement

The Founders’ Grants will be communicated at the IPO Date; for administrative and technical reasons, the formal grant shall, however, be made no later than 75 days since the IPO Date. The Founders’ Grants shall vest upon grant and be settled by the Company out of treasury Shares upon vesting. No Founders’ Grants shall be made to employees who have given or received notice of termination since the IPO Date.

4.	Tax Withholdings

Upon Share delivery, the employees will be requested to sell the number of Shares necessary to capture the Tax Withholding or, alternatively, to arrange for payment of the Tax Withholding to the Company/relevant subsidiary. Tax Withholding shall include all income/payroll taxes and/or social security contributions legally applicable to the relevant employee and for which the Company or a subsidiary has a withholding and payment obligation under applicable Swiss or foreign law.

5.	Lock-up

The net number of Shares (after sell-to-cover the Tax Withholdings) be subject to the lock-up/market stand-off provisions as required by and agreed with the underwriter(s)/joint global coordinator(s).

6.	Effective Date

This Founders’ Grants plan shall become effective as of the IPO Date.

7.	Governing Law

This Founders’ Grants Plan is governed by Swiss law.

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